EXHIBIT 99.4

U.S. Auto Parts Network, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

On August 12, 2010, U.S. Auto Parts Network, Inc. and its subsidiaries (“USAP” or the “Company”) completed the purchase (the “Acquisition”) of all of the issued and outstanding shares of Automotive Specialty Accessories and Parts (“WAG”), the owner of Whitney Automotive Group and a leader in automobile aftermarket performance parts and accessories market. Assets acquired include intangible assets consisting of technology, trademarks and trade names, and a 350,000 square foot distribution center with offices located in La Salle, Illinois. The purchase price for WAG was $27.5 million in cash, subject to certain adjustments as set forth in that certain Stock Purchase Agreement executed August 2, 2010 (the “Purchase Agreement”) among Go Fido, Inc., WAG, 2000 Riverside Capital Appreciation Fund, L.P. and the other stockholders of WAG. The pro forma adjustments set forth herein are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Consequently, the amounts reflected in the unaudited pro forma combined condensed financial statements are subject to change, and the final amounts may differ substantially.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•

separate historical financial statements of USAP included in USAP’s Annual Report on Form 10-K for the 52 weeks ended January 2, 2010 (including, without limitation, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and Form 10-Q for the 26 weeks ended July 3, 2010; and

•	separate historical financial statements of WAG provided as Exhibits 99.1, 99.2 and 99.3.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of USAP and WAG and is presented as if the acquisition had occurred on July 3, 2010. Such information was prepared using the purchase method of accounting with USAP treated as the acquiring entity. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the cash consideration issued in connection with the acquisition. In the unaudited pro forma condensed combined balance sheet, the Company’s cost to acquire WAG has been allocated to the assets acquired and liabilities assumed based upon estimates of their fair value.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon an estimated valuation of certain assets and liabilities acquired as of the date of the Acquisition. The estimates and assumptions are subject to change upon the finalization of the valuation of the acquisition as of the actual acquisition date of August 12, 2010. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and property and equipment, as well as the amount of resulting goodwill.

The unaudited pro forma combined statements of operations for the 26 weeks ended July 3, 2010 and for the 52 weeks ended January 2, 2010, combine the historical consolidated statements of operations of the Company and WAG and are presented as if the acquisition had occurred on January 1, 2009. Such information includes certain purchase accounting adjustments, such as amortization of intangible assets.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had the Company and WAG been a combined company during the respective periods presented. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies or costs of integration that the combined companies may incur. The unaudited pro forma condensed combined financial statements also do not include the effects of restructuring activities and post merger synergy, as management is in the process of assessing what, if any, future actions are necessary. Additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in the unaudited pro forma condensed combined financial statements, and their effects may be material and would be reflected in the statement of operations.

The unaudited pro forma condensed combined financial statements represent a current estimate of the financial information based on available information from USAP and WAG and are subject to adjustment as additional information becomes available and as additional analyses are performed. To the extent there are significant changes to WAG’s business, the assumptions and estimates could change significantly.

Based on the Company’s review of WAG’s summary of significant accounting policies disclosed in its historical financial statements and related notes, the nature and amount of any adjustments to the historical financial statements of WAG to conform their accounting policies to those of the Company are not expected to be significant.

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(in thousands)

	As of July 3, 2010
	USAP	WAG	Pro Forma Adjustments		Pro Forma Combined USAP
Assets
Current assets:
Cash and cash equivalents	$15,197	$105	$(302	)(a)	$15,000
Short-term Investments	24,983	—	(24,983	)(a)	—
Accounts receivable, net	2,581	1,379	—		3,960
Inventory	26,536	12,360	—		38,896
Deferred income taxes	1,513	—	—		1,513
Other current assets	4,013	3,423	(174	)(e)	7,262

Total current assets	74,823	17,267	(25,459)		66,631
Property and equipment, net	14,920	18,884	199	(b)	34,003
Intangible assets, net	3,870	5,200	7,850	(c)	16,920
Goodwill	9,772	7,744	(3,021	)(d)	14,495
Deferred income taxes	10,065	—	—		10,065
Investments	4,165	—	—		4,165
Other noncurrent assets	435	276	(276	)(e)	435

Total assets	$118,050	$49,371	$(20,707)		$146,714

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving line of credit	$—	$7,518	$(7,518	)(e)	$—
Accounts payable	17,173	21,907	232	(e)	39,312
Accrued expenses	9,623	5,588	(205	)(e)	15,006
Current portion of long-term notes payable and debt in default	—	15,324	(15,324	)(e)	—
Other current liabilities	3,736	1,053	—		4,789

Total current liabilities	30,532	51,390	(22,815)		59,107
Other non-current liabilities	317	89	—		406

Total liabilities	30,849	51,479	(22,815)		59,513
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	18,354	(18,354	)(k)	—
Common stock	30	3	(3	)(k)	30
Additional paid-in capital	152,510	33,656	(33,656	)(k)	152,510
Notes receivable — shareholders	—	(750)	750	(k)	—
Accumulated other comprehensive (loss) income	163	—	—		163
Accumulated deficit	(65,502)	(52,973)	52,973	(k)	(65,502)
Treasury stock	—	(398)	398	(k)	—

Total stockholders’ equity	87,201	(2,108)	2,108		87,201

Total liabilities and stockholders’ equity	$118,050	$49,371	$(20,707)		$146,714

See accompanying notes to unaudited pro forma condensed combined financial statements.

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Twenty-six Weeks Ended July 3, 2010
	USAP	WAG	Pro Forma Adjustments			Pro Forma Combined USAP
Net sales	$109,479	$65,162	$			$174,641
Cost of sales	71,275	44,021				115,296

Gross profit	38,204	21,141				59,345
Operating expenses:
Operating expenses	34,826	24,470		(672	)(f)	58,624
Impairment loss	—	2,751				2,751
Amortization of intangibles	245	—		682	(g)	927

Total operating expenses	35,071	27,221		10		62,302

Income (loss) from operations	3,133	(6,080)		(10)		(2,957)
Interest income (expense), net	51	(873)		873	(h)	51

Income (loss) before income taxes	3,184	(6,953)		863		(2,906)
Income tax provision (benefit)	1,175	—		(2,375	)(i)	(1,200)

Net income (loss)	$2,009	$(6,953)		$3,238		$(1,706)

Basic net income (loss) per share	$0.07					$(0.06)
Diluted net income (loss) per share	$0.06					$(0.06)
Shares used in computation of basic net income (loss) per share	30,158,797					30,158,797
Shares used in computation of diluted net income (loss) per share	31,723,316					30,158,797

See accompanying notes to unaudited pro forma condensed combined financial statements.

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Fifty-two Weeks Ended January 2, 2010
	USAP	WAG	Pro Forma Adjustments			Pro Forma Combined USAP
Net sales	$176,288	$123,264	$			$299,552
Cost of sales	112,415	77,684				190,099

Gross profit	63,873	45,580				109,453
Operating expenses:
Operating expenses	58,963	48,097		(1,520	)(f)	105,540
Impairment loss	—	13,353				13,353
Amortization of intangibles	661	103		1,366	(g)	2,130

Total operating expenses	59,624	61,553		(154)		121,023
Income (loss) from operations	4,249	(15,973)		154		(11,570)
Other income (expense):
Gain on extinguishment of debt	2	4,149		(4,149	)(j)	2
Interest income (expense), net	189	(1,584)		1,584	(h)	189

Total other income (expense), net	191	2,565		(2,565)		191

Income (loss) before income taxes	4,440	(13,408)		(2,411)		(11,379)
income tax provision (benefit)	3,123	—		(6169	)(i)	(3,046)

Net income (loss)	$1,317	$(13,408)		$$3,758		$(8,333)

Basic net income (loss) per share	$0.04					$(0.28)
Diluted net income (loss) per share	$0.04					$(0.28)
Shares used in computation of basic net income (loss) per share	29,851,873					29,851,873
Shares used in computation of diluted net income (loss) per share	30,809,111					29,851,873

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Description of transaction and basis of presentation

On August 12, 2010, the Company completed the purchase of all of the issued and outstanding shares of WAG. Under the purchase method of accounting, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, the assets and liabilities of WAG are recorded as of the acquisition date at their respective fair values, and combined with the Company’s assets and liabilities.

Note 2: Purchase Price

For the purposes of this pro forma analysis, the purchase price has been allocated based on an estimate of the fair value of assets and liabilities acquired as of the date of acquisition. The determination of estimated fair value requires management to make significant estimates and assumptions.

(in thousands)
Purchase price paid in cash	$27,500
Estimated purchase price adjustment	(2,216)

Estimated purchase price	$25,285

Purchase price allocation is presented below:
Assets:
Accounts receivable	2,598
Inventory	11,948
Property and equipment	19,504
Intangible assets	13,050
Other assets	2,980

Total assets	$50,080

Liabilities:
Accounts payable	$(23,244)
Accrued expenses	(5,086)
Other liabilities	(1,188)

Total liabilities	$(29,518)

Goodwill	$4,723

Estimated purchase price	$25,285

Note 3: Pro Forma Adjustments

(a)	Reflects the impact of the following:

(i)	The purchase price paid in cash at the closing of the Acquisition of $27.5 million.

(ii)	The estimated purchase price adjustment of $2.2 million represents the amount that USAP believes the shareholders of WAG are obligated to pay to USAP for the negative working capital amount of WAG on the acquisition date determined in accordance with the Purchase Agreement. The Purchase Agreement sets forth the definitions of net working capital and includes procedures for WAG and USAP to conclude on the working capital amount of WAG on the acquisition date. The $2.2 million estimate is based on USAP’s calculation of the working capital of WAG on the acquisition date and, upon final determination of the working capital number in accordance with the Purchase Agreement, may materially change.

(b)	To record the net adjustment made to WAG’s property and equipment to reflect the estimated fair value of property and equipment acquired which may change upon finalization of appraisals and other valuation studies which are in the process of being completed.

(c)	To increase identifiable intangible assets acquired by $7.9 million to reflect the estimated fair value of $13.1 million.

(d)	To decrease WAG’s historical goodwill by $3.0 million to reflect the preliminary estimate of goodwill acquired of $4.7 million. This is based upon an estimated valuation of certain assets and liabilities acquired as of the date of the acquisition. The estimates and assumptions are subject to change upon the finalization of the valuation of the assets acquired.

(e)	To adjust for the assets and liabilities mainly related to WAG’s notes payable and revolving line of credit which were not transferred to USAP.

(f)	To record the difference in book and estimated fair value depreciation of property and equipment. For the 26 weeks ended July 3, 2010, the book depreciation was $2.1 million and the estimated fair value depreciation was $1.4 million. For the 53 weeks ended January 2, 2010, the book depreciation was $3.5 million and the estimated fair value depreciation was $2.0 million.

(g)	To record the estimated intangible amortization associated with the customer relationships, product design intellectual property and internet platform technology acquired from WAG using estimated useful life for each asset. These assets were fully amortized when acquired.

(h)	To eliminate the historical interest expense related to WAG’s notes payable and revolving line of credit which were repaid in full at the closing of the Acquisition.

(i)	To record the tax effect related to the pro forma adjustments at the statutory tax rate of 39% .

(j)	To eliminate the historical gain on extinguishment of debt of $4.1 million which was not transferred to USAP in the Acquisition.

(k)	To eliminate WAG’s historical equity balances assumed by USAP.